Exhibit 10.32

TRANSCEPT PHARMACEUTICALS, INC.

Second Amended and Restated Independent Director Cash Compensation Policy

Effective June 2, 2010

Cash Compensation

Annual Retainer: Members of Board of Directors	$40,000
Annual Retainer: Additional for Committee Chairs and Non-Chair Members
Audit Committee: Chair	$16,000
Audit Committee: Non-Chair Member	$6,000
Compensation Committee: Chair	$12,000
Compensation Committee: Non-Chair Member	$5,000
Nominating and Corporate Governance Committee: Chair	$6,000
Nominating and Corporate Governance Committee: Non-Chair Member	$3,000

TRANSCEPT PHARMACEUTICALS, INC.

Second Amended and Restated Independent Director Equity Compensation Policy

Effective June 2, 2010

1. General. This Amended and Restated Independent Director Equity Compensation Policy (the “Policy”) has been adopted by Transcept Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in accordance with Section 10.1 of the Transcept Pharmaceuticals, Inc. 2006 Incentive Award Plan (the “Equity Plan”). Capitalized but undefined terms used herein shall have the meanings provided for in the Equity Plan.

2. Authority. Pursuant to Section 10.1 of the Equity Plan, this Policy sets forth the terms for the grant of awards under the Equity Plan to Independent Directors (as defined therein), which includes a written, non-discretionary formula, for the types of awards to be granted to Independent Directors and the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), subject to such awards, and also specifies, with respect to any such awards, the conditions on which such awards shall be granted, become exercisable, and expire, and such other terms as set forth below. Equity awards granted under the authority of the Equity Plan pursuant to the provisions of this Policy are hereinafter referred to as “Awards.”

3. Option Awards. During the term of the Equity Plan, (i) a person who first becomes an Independent Director automatically shall be granted an Option to purchase 10,000 shares of Common Stock (an “Initial Option”) on the date they begin to serve as an Independent Director, and (ii) an Independent Director who first becomes Chairman of the Board automatically shall be granted an Option to purchase such number of shares of Common Stock as the Board shall determine (an “Initial Chairman Option”) on the date they begin to serve as Chairman of the Board. For the avoidance of doubt, a person who first becomes an Independent Director and, at the same time, becomes Chairman of the Board of Directors shall automatically be granted both an Initial Option and an Initial Chairman Option.

During the term of the Equity Plan, commencing on the date of the first meeting of the Compensation Committee (the “Committee”) held in 2011, (i) Independent Directors automatically shall be granted an Option to purchase 7,000 shares of Common Stock effective as of the date of the first regularly scheduled Committee meeting in each fiscal year (a “First Meeting”), provided that the Independent Director has served as a member of the Board for at least six months as of such date (the “Annual Option”), and (ii) an Independent Director that is the Chairman of the Board shall be granted an Option to purchase such number of shares of Common Stock as the Board shall determine effective as of the date of the First Meeting, provided that such individual has served as an Independent Director and Chairman of the Board for at least six months as of such date (the “Annual Chairman Option”). Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not be granted an Initial Option or Initial Chairman Option, as applicable, but to the extent they are otherwise eligible, will be granted, at each First Meeting after his or her retirement from employment with the Company an Annual Option and Annual Chairman Option grant, as applicable.

(a) Option Type; Exercise Price. Options granted to Independent Directors shall be Non-Qualified Stock Options. The exercise price per share of Common Stock subject to each Option granted to an Independent Director shall equal 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

(b) Vesting; Term; Termination of Service. Initial Options and Initial Chairman Options shall become vested and exercisable in substantially equal monthly installments over the three-year period commencing on the date of grant. Annual Options and Annual Chairman Options shall become vested and exercisable in substantially equal monthly installments over the 12-month period commencing on the date of grant. The term of each Option granted pursuant to this Policy shall be 10 years from the date the Option is granted. Upon an Independent Director’s termination of membership on the Board for any reason other than for cause or a Qualified Retirement, his or her Options granted pursuant to this Policy shall remain exercisable for 12 months following his or her termination of membership on the Board, and upon an Independent Director’s termination of membership on the Board as a result of a Qualified Retirement, his or her Options granted pursuant to this Policy shall remain exercisable for 18 months following his or her termination of membership on the Board; provided, however, that no Option shall be exercisable after the expiration of the term of such Option. Unless otherwise determined by the Board on or after the date of grant of such Option, no portion of an Option granted pursuant to this Policy which is unexercisable at the time of an Independent Director’s termination of membership on the Board shall thereafter become exercisable. A “Qualified Retirement” shall mean that the Independent Director resigns or elects not to stand for reelection to the board in connection with his or her retirement at any time after reaching the age of 62.

4. Automatic Acceleration. Anything to the contrary in the foregoing notwithstanding, Awards granted under this Policy shall automatically vest in full and become exercisable: (a) immediately prior to a Change in Control; or (b) in the case of an individual Independent Director participant, upon the Qualified Retirement of the director from service as a director of the Company.

5. Treatment of Awards Granted Prior to Policy. Equity awards granted to an Independent Director prior to April 3, 2009 effective date of this Policy pursuant to the terms of the Company’s 2001 Stock Option Plan (the “Prior Plan”) or otherwise shall automatically vest in full and become exercisable immediately prior to a Change in Control, notwithstanding anything to the contrary provided in the terms and conditions set forth in the Prior Plan or in any agreement evidencing the grant of the equity awards. Except as provided in this Section 5, equity awards granted prior to April 3, 2009 shall otherwise continue to be subject to the provisions in effect as of April 3, 2009 governing the terms and conditions of the awards that are set forth in the Prior Plan and/or in any agreement evidencing the grant of the awards.

6. Incorporation of Terms of Equity Plan. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein except to the extent such other provisions are inconsistent with this Policy, and all grants of Awards hereby are subject in all respect to the terms of the Equity Plan.

7. Written Grant Agreement. The grant of any Award under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board (or a Committee thereof in accordance with the terms of the Equity Plan) and duly executed by an executive officer of the Company.

8. Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board or a Committee, in either case in the sole discretion of the Board or Committee, as applicable, at any time. No Independent Director shall have any rights hereunder unless and until an Award is actually granted.